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                                                                       EXHIBIT 5
             [LETTERHEAD OF WOMBLE CARLYLE SANDRIDGE & RICE PLLC]

                                 July 27, 2000

Clarus Corporation
3950 Johns Creek Court, Suite 100
Suwanee, Georgia 30024

          Re: Registration Statement on Form S-8 Relating to (1) Employee Stock Purchase Plan of Clarus Corporation and (2) Global Employee Stock Purchase Plan of Clarus Corporation

Ladies and Gentlemen:

          We have served as counsel for Clarus Corporation (the "Company") in connection with its registration under the Securities Act of 1933, as amended, of (1) 750,000 shares of its common stock, $.0001 par value (the "Common Stock"), which are proposed to be offered and sold pursuant to the Employee Stock Purchase Plan of Clarus Corporation (the "423 Plan") and (2) 250,000 shares of its Common Stock, which are proposed to be offered and sold pursuant to the Global Employee Stock Purchase Plan of Clarus Corporation (the "Global Plan") (the 423 Plan and the Global Plan being also referred to herein individually as a "Plan" and collectively as the "Plans"). The 750,000 shares issuable under the 423 Plan and the 250,000 shares issuable under the Global Plan are referred to herein collectively as the "Shares." The Company is filing today a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the Shares.

          We have reviewed the Company's articles of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates. We also have reviewed the Plans and the Registration Statement.

          In connection with such review, we have assumed with your permission
(1) the genuineness of all signatures; (2) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (3) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

          Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the respective Plan, will be validly issued, fully paid and nonassessable.

          This opinion is limited to the laws of the State of Delaware. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

          We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

                              WOMBLE CARLYLE SANDRIDGE & RICE
                              A Professional Limited Liability Company

                              By:     /s/ Elizabeth O. Derrick
                                 ----------------------------------------
                                 Elizabeth O. Derrick, Member